Exhibit 99.1

FOR RELEASE: IMMEDIATE

TDS® acquires BendBroadband in Central Oregon
TDS Telecom to manage operations as it expands its cable and broadband portfolio in U.S.

MADISON, Wis. (Sept. 2, 2014)—TDS Telecom, a subsidiary of Telephone and Data Systems, Inc. [NYSE: TDS], announces the completion of the purchase of substantially all of the assets of BendBroadband, a cable and broadband company headquartered in Bend, Oregon, effective September 1, 2014, for a purchase price of $261 million.

In May, Telephone and Data Systems announced its intention to acquire BendBroadband in Central Oregon pending regulatory approvals, which have been received. TDS Telecom will manage the acquired BendBroadband businesses.

“BendBroadband is an exceptional company,” states Mark Barber, vice president of Cable Operations for TDS Telecom. “BendBroadband customers should continue to expect the same great products and services, along with the strong local traditions BendBroadband has established.”

Transition teams have been anticipating the announcement and working to prepare both organizations for a successful start. TDS Telecom is focused on supporting the nearly 300 BendBroadband employees who have now joined the company. “Working together to implement a successful integration within the TDS organization is a top priority,” adds Barber.

In 2013, BendBroadband reported annual revenues of $70 million. BendBroadband businesses, including The Vault™ and Zolo Media, offer an extensive range of broadband, fiber connectivity, cable television and telephone services for thousands of commercial and residential customers. OneNeck® IT Solutions, a TDS company, plans to integrate The Vault into its portfolio of data centers across the U.S.

“Our success will be fueled by a geographic region that is exploding with business growth and residential development. It’s the hot spot of Central Oregon,” said David A. Wittwer, president and CEO, TDS Telecom. “I believe the BendBroadband businesses have significant potential to deliver increased returns over time and the team of talented employees in Bend will help us expand our cable operations and expertise in other states as well.”

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Media contact: DeAnne Boegli, National Public Relations Manager, TDS Telecom / 608-664-4428 / deanne.boegli@tdstelecom.com

About TDS Telecom

TDS Telecom, the seventh largest local exchange telephone company in the U.S., is a wholly owned subsidiary of Telephone and Data Systems, Inc. TDS Telecom provides 1.1 million connections to high-speed Internet, phone, and TV entertainment services to customers in more than a hundred rural, suburban, and metropolitan communities. TDS Telecom offers businesses the latest communications solutions, including: VoIP (managedIP Hosted) phone service, dedicated high-speed Internet and hosted-managed services. Visit tdstelecom.com  or tdsbusiness.com.

TDS Telecom, headquartered in Madison, Wis., operates OneNeck® IT Solutions LLC, TDS Baja Broadband LLC, and now BendBroadband. Combined, the company employs 3,300 people.

About BendBroadband
BendBroadband and its nearly 300 employees have been serving Central Oregon for more than 50 years. The company quickly began earning its reputation as a regional technology leader in cable and broadband when it first offered local cable TV services in 1955. BendBroadband and its businesses, The Vault™ by BendBroadband and Zolo Media, offer an extensive range of broadband, fiber connectivity, cable television and telephone services for commercial and residential customers. In 2011, the company opened The Vault, a Tier III, SSAE 16, LEED Gold, Energy Star-certified data center with hosted storage for primary site and disaster recovery needs, equipment colocation and managed services. Through its Zolo Media division, the company operates KBNZ CBS affiliate, KOHD ABC affiliate, COTV11 and offers multiple video advertising, local advertising and viewing options for Central Oregonians.

About Telephone and Data Systems
Telephone and Data Systems, Inc. [NYSE: TDS], a Fortune 1000™ company, provides wireless; cable and wireline broadband, TV and voice; and hosted and managed services to approximately 5.8 million customers nationwide through its subsidiaries TDS Telecom and U.S. Cellular. Founded in 1969 and headquartered in Chicago, Telephone and Data Systems employs 10,000 people. Visit teldta.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: impacts of any pending acquisition and divestiture transactions,  including, but not limited to, the ability to obtain regulatory approvals, successfully complete the transactions and the financial impacts of such transactions; the ability of the company to successfully manage and grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers on acceptable terms; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets;  pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average monthly revenue per user, churn rates, roaming revenue and terms, the availability of wireless devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K Current Report used by TDS to furnish this press release to the Securities and Exchange Commission ("SEC"), which are incorporated by reference herein.

Sources: TDS Telecom, Telephone and Data Systems, Inc.